EX-99.(a)(i)

CERTIFICATE OF TRUST OF
FRANKLIN TEMPLETON TRUST

This Certificate of Trust of Franklin Templeton Trust, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Franklin Templeton Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808.  The name of the Trust’s registered agent at such address is Corporation Service Company.

THIRD: The Trust formed hereby is, or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Pursuant to Section 3804 of the Act, the Trust has or may establish one or more designated series and the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of Franklin Templeton Trust, has duly executed this Certificate of Trust as of the 2nd day of August, 2019.

/s/ Alison E. Baur Alison E. Baur, Trustee